SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)

August 24, 2006

INTEGRATED MEDIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation or organization)

33-119586	76-0600966
(Commission File Number)	(IRS Employer Identification Number)

Paul D. Hamm
President
Integrated Media Holdings, Inc.
10 Glenlake Parkway, Suite 130
Atlanta, GA 30328
(Address of principal executive offices)

(877)-721-9627
(Registrant’s telephone number, including area code)

ITEM 3. SECURITIES AND TRADING MARKETS

ITEM 3.02 - UNREGISTERED SALES OF EQUITY SECURITIES.

On the 23rd day of August, the Company issued Promissory Notes, dated July 19, 2006, to certain individual accredited investors in the total amounts of $860,000 in exchange for proceeds in the same amount. These Notes carry a simple interest rate of 18% per annum and are payable on demand after 180 days from the issue date or they are convertible into units consisting of common stock and warrants at a rate of one unit for every $5.00 converted. Each unit consists of 10 shares of common stock and 20 five year warrants each to purchase one share of common stock with an exercise price of the greater of 50% of the market price or $.50. The proceeds of this financing were used for the acquisition of the assets and operations of WV Fiber LLC as previously disclosed.

In the 23rd day of August, the Company completed the sale of 188,700 units consisting of common stock and warrants in exchange for cash proceeds of $998,500. Each $5.00 unit consists of 10 shares of common stock and 20 five year warrants each to purchase one share of common stock exercisable at a 50% of the market price at the time of closing. The warrants are exercisable at a range of $0.50-$0.63 per share. 1,887,000 shares of common stock and 3,774,000 warrants are issued by the company pursuant to this financing. The proceeds of this financing were used for the acquisition of the assets and operations of WV Fiber as previously disclosed.

All of the above securities were issued to accredited investors without registration under the Securities Act of 1933 in reliance on the exemption from registration in Section 4(2) of the Securities Act and Rule 506 thereunder.

On the 15th day of August, 2006, Integrated Media Holdings Inc., a Delaware corporation (“IMHI”) issued 37,000 shares of common stock for the cash sum of $165,000.00 pursuant to the terms of the Securities Purchase Agreement dated as of April 3rd, 2006. The proceeds of this financing have been used for general working capital. The Securities were issued to non-US persons under Securities Act of 1933 in reliance on the exemption contain in Regulation S thereof.